SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
November 22, 2017

ALLIANCE DATA SYSTEMS CORPORATION
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7500 DALLAS PARKWAY, SUITE 700
PLANO, TEXAS 75024
(Address and Zip Code of Principal Executive Offices)

(214) 494-3000
(Registrant's Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2017, the Board of Directors ("Board") of Alliance Data Systems Corporation (the "Company") approved the Executive Deferred Compensation Plan, amended and restated effective January 1, 2018 (the "Plan") to permit selected qualified associates to defer a portion of their base salary or incentive compensation as defined in the Plan.

To be eligible to participate in the Plan, an associate must: (1) be a regular, full-time U.S. employee of ADS Alliance Data Systems, Inc.; (2) receive a base salary equal to or greater than $150,000 on an annual basis; and (3) be designated by the committee of management that administers the Plan.  The Plan allows the participant to contribute up to 50% of eligible compensation as defined in the Plan on a pre‑tax basis. At the time of enrollment, a participant may elect to defer payment of a percentage of the participant's base salary and non-equity incentive compensation to be earned for services performed in the following year.  The percentage selected for each type of compensation is determined by the participant and may be any whole number percentage up to 50%.  A participant may not revoke, change or terminate an election to defer compensation under the Plan at any time following the end of the applicable enrollment period.

Participant deferrals under the Plan are unfunded and subject to the claims of our creditors, with participants having the status of an unsecured creditor with respect to our obligation to make benefit payments. Each participant is 100% vested in his or her account. In the event of a change in control, as defined under the Plan, we may establish a rabbi trust to which we will contribute sufficient assets to fully fund all accounts under the Plan. The assets in the rabbi trust will remain subject to the claims of our creditors. Account balances accrue interest at a rate that is established and adjusted periodically by the committee of management that administers the Plan.

A participant who is actively employed generally may not withdraw, borrow or otherwise access any amounts credited under the Plan.  However, at the time a participant elects to make elective contributions, that participant may elect to have all contributions made pursuant to that election for that year distributed as of January 1 of any subsequent year, subject however, to any restriction imposed under IRC Section 409A. The distribution will be made within 60 days of January 1 of the specified year or, if earlier, the date required in the event of cessation of employment, retirement or disability, as described below.  Furthermore, amounts may be withdrawn in the event of an "unforeseeable emergency," within the meaning of IRC Section 409A(a)(2)(B)(ii).  Any such early withdrawal must be approved by the committee of management administering the Plan and may not exceed the amount necessary to meet the emergency, taking into account other assets available to the participant, as well as any taxes incurred as a result of the distribution.  If the committee of management administering the Plan approves a distribution on this basis, the distribution will be made as soon as practicable thereafter; and the participant's right to make elective contributions will be suspended until the first day of the following year, subject to enrollment procedures.  If a participant separates from service or becomes disabled, the participant will receive the value of his or her account within 90 days after he or she became eligible for the distribution unless the participant is a "specified participant" under IRC Section 409A, in which case a distribution due to separation from service will be paid on the date that is six months and one day after the date of separation, unless the "specified participant" dies before that time. In the event of a participant's death, the balance of the account will be distributed in one lump sum to the participant's designated beneficiary or estate within 90 days after the date of the participant's death.  A distribution from the Plan is taxed as ordinary income and is not eligible for any special tax treatment.  The Plan is designed and administered to comply with the IRC Section 409A regulations.

The preceding summary of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document Description

+10.1	Alliance Data Systems Corporation Executive Deferred Compensation Plan, amended and restated effective January 1, 2018

+ Management contract, compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation

Date: November 24, 2017	By:	/s/ Charles L. Horn
Charles L. Horn
Executive Vice President and
Chief Financial Officer